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                                                                      EXHIBIT 12

                        WATERHOUSE INVESTOR SERVICES, INC
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                               Fiscal Years Ended August 31,                    Nine Months Ended
                                          ------------------------------------------------------------------         May 31,
                                             1991          1992          1993          1994          1995              1996
                                          ----------   -----------   -----------   -----------   -----------       -----------
Earnings Before Taxes On Income           $5,689,134   $15,163,052   $25,791,806   $28,009,177   $33,447,304       $42,698,410
                                          ----------   -----------   -----------   -----------   -----------       -----------

Fixed Charges:
       Interest                            1,388,577     1,958,817     3,043,570     5,791,799    11,805,775        25,397,608
       Interest Factor in Rent               418,685       618,012       899,371     1,206,530     1,433,164         1,915,231
                                          ----------   -----------   -----------   -----------   -----------       -----------
       Total Fixed Charges                 1,807,262     2,576,829     3,942,941     6,998,329    13,238,939        27,312,839
                                          ----------   -----------   -----------   -----------   -----------       -----------

Earnings Before Taxes On Income
       and Fixed Charges                  $7,496,396   $17,739,881   $29,734,747   $35,007,506   $46,686,243       $70,011,249
                                          ==========   ===========   ===========   ===========   ===========       ===========

Ratio of Earnings to Fixed Charges              4.15          6.88          7.54          5.00          3.53              2.56